UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2008

MV Oil Trust

(Exact name of registrant as specified in its charter)

Delaware	001-33219	06-6554331
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

919 Congress Avenue
Austin, Texas 78701	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-852-1422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

As previously reported, on July 22, 2008, SemCrude, L.P. and certain of its affiliates, including Eaglwing, L.P. (“Eaglwing”), filed voluntarily petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.  Eaglwing purchased substantially all of the crude oil production of the underlying properties, subject to the net profits interest held by MV Oil Trust, for the month of June 2008 and for the first 18 days of July 2008, after which date further sales to Eaglwing were terminated.  As of the date of this Report, Eaglwing has not yet paid the purchase price for such sales.  Set forth below is an update regarding this matter, which is based on information provided to The Bank of New York Trust Company, N.A., as Trustee of MV Oil Trust, by representatives of MV Partners, LLC (“MV Partners”).

As part of its Chapter 11 filing, Eaglwing and certain of its debtor affiliates created a special supplier protection plan for their critical providers of goods and services.  Under the supplier protection plan, certain suppliers would be eligible to receive full payment, as due, for goods and services that were provided before the bankruptcy filing, but for which the supplier has not been paid.  Vess Oil Corporation (“Vess Oil”) and Murfin Drilling Company, Inc. (“Murfin Drilling”), individually and as contract operators of the underlying properties for which MV Partners is designated as the operator, submitted a filing on July 27, 2008 to be eligible to be considered such a critical provider.  On August 25, 2008, Vess Oil and Murfin Drilling received notice from SemGroup, L.P. that they will not be designated as such a critical provider.

Recovery on the amounts owing from Eaglwing will depend on the bankruptcy process governing Eaglwing and its debtor affiliates.  At this time, there can be no assurance as to the dollar amount that may be recovered or the timing of any such recovery.  Vess Oil, Murfin Drilling and MV Partners continue to monitor the bankruptcy process and assess their rights and alternatives in the bankruptcy process.

As previously reported, as of August 7, 2008, field operations at the underlying properties had returned to substantially normal operations, following a temporary halting of sales of production pending resolution of a new marketing process for the production after Eaglwing’s bankruptcy filing.  As of the date of this Report, the marketing of crude oil production from the underlying properties has normalized to the sales process and volumes that existed prior to July 18, 2008.

The cash proceeds received by MV Oil Trust from MV Partners are based upon the net proceeds attributable to MV Partner’s interest from the sale of production from the underlying properties.  Based on Eaglwing’s bankruptcy process, MV Partners expects (i) that there will not be sufficient net proceeds for MV Oil Trust to make any payments for the scheduled quarterly distribution in October 2008 and (ii) that MV Oil Trust’s scheduled quarterly distribution in January 2009 will be severely negatively impacted.  As sales have resumed for production from the underlying properties, MV Partners currently expects that the scheduled quarterly distribution by MV Oil Trust in April 2009 would not be negatively impacted because of Eaglwing’s nonpayment for sales in June and July.  At this time, the ultimate outcome of these various matters cannot be determined.

Pursuant to General Instruction B.2 of Form 8-K, the information included herein is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing by MV Oil Trust under the Exchange Act or the Securities Act of 1933, as amended, but is instead “furnished” for purposes of that instruction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MV Oil Trust

	By:	The Bank of New York Trust
Company, N.A., as Trustee

Date: August 28, 2008	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President